Exhibit 99.1
DENBURY ANNOUNCES EXECUTIVE APPOINTMENTS
Announces Conference Presentation and Second Quarter Results Conference Call

PLANO, TX – June 22, 2012 – Denbury Resources Inc. (NYSE: DNR) ("Denbury" or the "Company") today announced that Craig McPherson, formerly Senior Vice President – Production Operations, has been appointed Senior Vice President and Chief Operating Officer. In his new role, McPherson will assume oversight for all operational aspects of the Company.

In addition, Charlie Gibson, formerly Vice President – West Region, has been appointed Senior Vice President – Planning, Technology and Business Development and Matt Elmer will be joining Denbury to assume Gibson’s former role.

Phil Rykhoek, Denbury’s President and CEO, said, "These well-deserved promotions further strengthen our senior executive team and recognize the significant contributions of Craig and Charlie to Denbury’s success. Both have demonstrated tremendous leadership and their promotions provide the structure to execute the continued expansion of our carbon dioxide enhanced oil recovery strategy. Also, we welcome Matt Elmer to Denbury and are very pleased to have such a strong, experienced manager join our leadership team.”

McPherson has over 30 years of experience in the oil and natural gas industry. Prior to joining Denbury in May 2011, he was employed for 30 years with ConocoPhillips in a variety of managerial and technical roles, most recently as General Manager – Gulf Coast Business Unit, where he directed ConocoPhillips’ technical, operational and business activities in the Gulf Coast region of the United States. He previously held managerial roles in the United States, Canada, Middle East and Russia. McPherson earned his B.S. in Mechanical Engineering from Oklahoma State University.

Gibson joined Denbury in September 2002, bringing to the Company more than 20 years of experience in the oil and natural gas industry. Since joining Denbury, Gibson has been appointed to roles of increasing responsibility and was named Vice President – West Region in early 2008. Gibson is a registered Professional Engineer who was previously employed as a manager with Coho Resources for six years and employed by Sun/Oryx for 14 years in various reservoir and production engineering positions. Gibson earned his B.S. in Petroleum Engineering from Louisiana State University.

Elmer has over 30 years of experience in the oil and natural gas industry. He will be joining Denbury from ConocoPhillips where he held a variety of leadership roles, most recently as the Operations Manager for the San Juan Business Unit. Elmer previously held managerial roles in Alaska, South Texas, the Permian Basin and the Gulf of Mexico. He also had managerial roles in Research & Development for both ConocoPhillips and Dupont. Elmer earned his B.S. in Petroleum Engineering from Marietta College.

Conference Presentation and Second Quarter 2012 Earnings Conference Call

Denbury also announced that Phil Rykhoek will be presenting at Global Hunter Securities (GHS) 100 Energy Conference on Tuesday, June 26, 2012 at 3:00 P.M. (Pacific) in San Francisco. A link to the webcast presentation will be available at www.denbury.com. The replay and slide presentation will be available on the website for approximately 30 days thereafter.

In addition, Denbury has scheduled its second quarter 2012 results conference call for Thursday, August 2, 2012 at 10:00 A.M. (Central). Interested parties are invited to listen to a live broadcast of the conference call that will be accessible through the Company’s website at www.denbury.com. A replay will be available on the website for approximately 90 days thereafter.

Denbury Resources Inc. is a growing independent oil and natural gas company. The Company is the largest combined oil and natural gas producer in both Mississippi and Montana, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage in the Rocky Mountain and Gulf Coast regions. The Company's goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with its most significant emphasis relating to tertiary oil recovery operations. For more information about Denbury, please visit www.denbury.com.

#      #      #

DENBURY CONTACTS:
Phil Rykhoek, President and CEO, 972-673-2000
Mark Allen, Sr. Vice President and CFO, 972-673-2000
Jack Collins, Executive Director, Investor Relations, 972-673-2028